                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                          CORSAIR COMMUNICATIONS, INC.,

                           ANTEATER ACQUISITION CORP.

                                       AND

                           SUBSCRIBER COMPUTING, INC.

                            DATED AS OF APRIL 2, 1998

                                       TABLE OF CONTENTS


                                                                                            Page
ARTICLE I        THE MERGER................................................................  1
        1.1      The Merger................................................................  1
        1.2      Effective Time............................................................  2
        1.3      Effect of the Merger......................................................  2
        1.4      Certificate of Incorporation; Bylaws......................................  2
        1.5      Directors and Officers....................................................  2
        1.6      Maximum Shares to Be Issued; Effect on Capital Stock......................  3
        1.7      Dissenting Shares.........................................................  8
        1.8      Surrender of Certificates.................................................  9
        1.9      No Further Ownership Rights in Company Common Stock....................... 10
        1.10     Lost, Stolen or Destroyed Certificates.................................... 11
        1.11     Tax and Accounting Consequences........................................... 11
        1.12     Taking of Necessary Action; Further Action................................ 11
        1.13     Company Certificate; Release.............................................. 11

ARTICLE II       REPRESENTATIONS AND WARRANTIES OF THE
                 COMPANY................................................................... 12
        2.1      Organization of the Company............................................... 12
        2.2      Company Capital Structure................................................. 12
        2.3      Subsidiaries.............................................................. 13
        2.4      Authority................................................................. 13
        2.5      Company Financial Statements.............................................. 14
        2.6      No Undisclosed Liabilities................................................ 14
        2.7      No Changes................................................................ 15
        2.8      Tax and Other Returns and Reports......................................... 16
        2.9      Restrictions on Business Activities....................................... 18
        2.10     Title to Properties; Absence of Liens and Encumbrances.................... 18
        2.11     Intellectual Property..................................................... 19
        2.12     Agreements, Contracts and Commitments..................................... 20
        2.13     Interested Party Transactions............................................. 22
        2.14     Compliance with Laws...................................................... 22
        2.15     Litigation................................................................ 22
        2.16     Insurance................................................................. 23
        2.17     Minute Books.............................................................. 23
        2.18     Environmental Matters..................................................... 23
        2.19     Brokers' and Finders' Fees: Third Party Expenses.......................... 24
        2.20     Employee Matters and Benefit Plans........................................ 24
        2.21     Employees................................................................. 28
        2.22     Pooling of Interest....................................................... 28

                                                                                            Page
        2.23     Disclosure Documents...................................................... 28
        2.24     Representation Complete................................................... 29

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF PARENT AND
                 MERGER SUB................................................................ 29
        3.1      Organizati on, Standing and Power......................................... 29
        3.2      Authority................................................................. 29
        3.3      Capital Structure......................................................... 30
        3.4      SEC Documents; Parent Financial Statements................................ 30
        3.5      No Material Adverse Change................................................ 31
        3.6      Litigation................................................................ 31

ARTICLE IV       CONDUCT PRIOR TO THE EFFECTIVE TIME....................................... 32
        4.1      Conduct of Business of the Company........................................ 32
        4.2      No Solicitation........................................................... 35
        4.3      Conduct of Business of Parent............................................. 36
        5.1      Sale and Registration of Shares; Stockholder Matters...................... 36
        5.2      Access to Information..................................................... 38
        5.3      Confidentiality........................................................... 38
        5.4      Expenses.................................................................. 38
        5.5      Public Disclosure......................................................... 38
        5.6      Consents.................................................................. 39
        5.7      FIRPTA Compliance......................................................... 39
        5.8      Reasonable Efforts........................................................ 39
        5.9      Notification of Certain Matters........................................... 39
        5.10     Certain Benefit Plans..................................................... 39
        5.11     Pooling Accounting........................................................ 40
        5.12     Affiliate Agreements...................................................... 40
        5.13     Voting Agreement.......................................................... 40
        5.14     Additional Documents and Further Assurances............................... 40
        5.15     Registration Statement on Form S-8........................................ 40
        5.16     Company Auditors.......................................................... 40
        5.17     Termination Fee........................................................... 41
        5.18     Nasdaq National Market Listing............................................ 41

ARTICLE VI       CONDITIONS TO THE MERGER.................................................. 41
        6.1      Conditions to Obligations of Each Party to Effect the Merger.............. 41
        6.2      Additional Conditions to Obligations of the Company....................... 42
        6.3      Additional Conditions to the Obligations of Parent and Merger Sub......... 43

ARTICLE VII      ESCROW.................................................................... 44
        7.1      Escrow Period............................................................. 44
        7.2      Escrow Arrangements....................................................... 45

                                                                                            Page
ARTICLE VIII     TERMINATION, AMENDMENT AND WAIVER......................................... 52
        8.1      Termination............................................................... 52
        8.2      Effect of Termination..................................................... 53
        8.3      Amendment................................................................. 53
        8.4      Extension; Waiver......................................................... 54

ARTICLE IX       GENERAL PROVISIONS........................................................ 54
        9.1      Survival of Representations, Warranties and Agreements.................... 54
        9.2      Notices................................................................... 54
        9.3      Interpretation............................................................ 56
        9.4      Counterparts.............................................................. 56
        9.5      Entire Agreement: Assignment.............................................. 56
        9.6      Severability.............................................................. 56
        9.7      Other Remedies............................................................ 57
        9.8      Governing Law............................................................. 57
        9.9      Rules of Construction..................................................... 57
        9.10     Specific Performance...................................................... 57

                                       INDEX OF EXHIBITS



EXHIBIT                      DESCRIPTION
-------                      -----------
Exhibit A                    Form of Stockholder Questionnaire

Exhibit B                    Form of Affiliate Agreement

Exhibit C                    Form of Company Stockholder Voting Agreement

Exhibit D                    Form of Parent Stockholder Voting Agreement

Exhibit E                    Form of Legal Opinion of Counsel to Parent

Exhibit F                    Form of Legal Opinion of Counsel to the Company

                               INDEX OF SCHEDULES



SCHEDULE                       DESCRIPTION
--------                       -----------
3.6                      Litigation
5.12                     Affiliate Agreement Signatories
5.13                     Voting Agreement Signatories
6.3(C)                   Third Party Consents

                      AGREEMENT AND PLAN OF REORGANIZATION


        This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of April 2, 1998 among Corsair Communications, Inc., a Delaware corporation ("Parent"), Anteater Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Subscriber Computing, Inc., a Delaware corporation (the "Company").

                                    RECITALS

        A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

        B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company ("Company Capital Stock") and all outstanding options, warrants or other rights to acquire or receive shares of Company Capital Stock shall be converted into the right to receive shares of voting Common Stock of Parent ("Parent Common Stock").

        C. A portion of the shares of Parent Common Stock otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

        D. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of

Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Brobeck Phleger & Harrison LLP, 550 West C Street, Suite 1300, San Diego, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement or Certificate of Merger (or like instrument) with the Secretary of State of the State of Delaware (the "Merger Agreement"), in accordance with the relevant provisions of applicable law (the time of confirmation by the Secretary of State of Delaware of such filing being referred to herein as the "Effective Time").

        1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4 Certificate of Incorporation; Bylaws.

               (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Subscriber Computing, Inc."

               (b) Unless otherwise determined by Parent, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

        1.5 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

        1.6 Maximum Shares to Be Issued; Effect on Capital Stock. The maximum number of shares of Parent Common Stock to be issued (including Parent Common Stock to be reserved for issuance upon exercise of any of the Company's options and warrants to be assumed by Parent) in exchange for the acquisition by Parent of all outstanding Company Capital Stock and all unexpired and unexercised options, warrants or other rights to acquire Company Capital Stock shall be equal to that number of shares of Parent Common Stock obtained by dividing (x) the sum of (A) Seventy Million Dollars ($70,000,000) and (B) the exercise price of all warrants and options to acquire Company Capital Stock outstanding immediately prior to the Effective Time and (C) any cash received by the Company after April 1, 1998, but prior to the Effective Time, as payment for the exercise of warrants or options to acquire Company Capital Stock (collectively, the "Purchase Price") by (y) the Parent Closing Average Price Per Share (as defined in Section 1.6(j)(v)) (the "Total Parent Shares"), provided, however, that the Purchase Price shall be reduced by that amount of the obligations of the Company relating to any mortgages, indentures, loans or credit agreements, security agreements or other arrangements or instruments relating to the borrowing of money or extension of credit to the Company including guaranties (collectively, "Borrowings) that exceed Ten Million Dollars ($10,000,000) as of the Effective Time excluding any Borrowings by the Company in the form of capital equipment leases, but including, without limitation, that certain Master Loan and Security Agreement dated December 10, 1997 in the amount of Two Million Six Hundred Thousand Dollars ($2,600,000) with Transamerica. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of the Company Capital Stock, the following shall occur:

               (a) Conversion of Company Common Stock. Each share of Common Stock of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(d) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock (except for the number of shares of Parent Common Stock contributed to the Escrow Fund (as defined in Section 7.2(b)) equal to the Exchange Ratio (as defined in Section 1.6(j)(vii) below), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8, provided, however, that if the Company has a repurchase right with respect to the Company Common Stock of any holder, then the shares of Parent Common Stock issuable to the respective holder shall be subject to a schedule with respect to the lapse of repurchase rights such that repurchase rights lapse with respect to the number of shares of Parent Common Stock in the same proportion as the number of shares of Company Common Stock which would have lapsed multiplied by the Exchange Ratio.

               (b) Conversion of Company Series A Preferred Stock. Each share of Series A Preferred Stock of the Company ("Company Series A Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(d) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock (except for the number of shares of Parent Common Stock contributed to the Escrow Fund (as defined in Section 7.2(b)) equal to the number of shares of Company Common Stock that would have been issued upon conversion of such share of Company Series A Preferred Stock immediately prior to the Effective Time multiplied by the Exchange Ratio, upon surrender of the certificate representing such share of Company Series A Preferred Stock in the manner provided in Section 1.8.

               (c) Conversion of Company Series B Preferred Stock. Each share of Series B Preferred Stock of the Company ("Company Series B Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(d) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock (except for the number of shares of Parent Common Stock contributed to the Escrow Fund (as defined in Section 7.2(b)) equal to (i) the Series B Preference Shares (as defined in
Section 1.6(j)(i) below) divided by the Aggregate Series B Number (as defined in
Section 1.6(j)(iii) below), plus (ii) the Exchange Ratio, upon surrender of the certificate representing such share of Company Series B Preferred Stock in the manner provided in Section 1.8.

               (d) Cancellation of Company-Owned Stock. Each share of Company Capital Stock owned by the Company or any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

               (e) Stock Options. At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's 1997 Incentive Stock Option Plan (the "Option Plan") or otherwise shall be assumed by Parent in accordance with provisions described below.

                      (i) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a "Company Option") under the Option Plan or otherwise, whether vested or unvested, shall be, in connection with the Merger, assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreements governing such Company Option immediately prior to the Effective Time, except that (A) such Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down (in the case of Company Options granted under the Option Plan) to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

                      (ii) It is the intention of the parties that the Company Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent the Company Options qualified as incentive stock options immediately prior to the Effective Time.

                      (iii) Promptly following the Effective Time, Parent will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option by Parent.

               (f) Warrants. At the Effective Time, the warrants to purchase shares of Company Common Stock ( a "Common Warrant"), Company Series A Preferred Stock (a "Series A Warrant") and Company Series B Preferred Stock (a "Series B Warrant") listed on Schedule 1.6(f) then outstanding, if any, (each a "Warrant") shall be assumed by Parent in accordance with the provisions described below:

                      (i) At the Effective Time, each Warrant shall be, in connection with the Merger, assumed by Parent. Each Warrant so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the respective agreement governing such Warrant immediately prior to the Effective Time, except that (A) each such Common Warrant shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Common Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock, with one-half share being rounded up, at that exercise price per share equal to the quotient determined by dividing the exercise price per share at which such Common Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent, with one-half cent being rounded up, (B) each such Series A Warrant shall be exercisable for that number of whole shares of Parent Common Stock equal to the number of shares of Parent Common Stock that would have been issued in respect of such Warrant in the Merger had such Warrant been exercised in full immediately prior to the Effective Time, rounded to the nearest whole number of shares of Parent Common Stock, with one-half share being rounded up, at that exercise price per share equal to the quotient determined by dividing the aggregate exercise price at which such Series A Warrant was exercisable immediately prior to the Effective Time if exercised in full by the number of shares of Parent Common Stock issuable upon exercise of such Warrant following the Merger, rounded to the nearest whole cent, with one-half cent being rounded up, and (C) each such Series B Warrant shall be exercisable for that number of whole shares of Parent Common Stock equal to the number of shares of Parent Common Stock that would have been issued in respect of such Warrant in the Merger had such Warrant been exercised in full immediately prior to the Effective Time, rounded to the nearest whole number of shares of Parent Common Stock, with one-half share being rounded up, at that exercise price per share equal to the quotient determined by dividing the aggregate exercise price at which such Series B Warrant was exercisable immediately prior to the Effective Time if exercised in full by the number of shares of Parent Common Stock issuable upon exercise of such Warrant following the Merger, rounded to the nearest whole cent, with one-half cent being rounded up,

                      (ii) Promptly following the Effective Time, Parent will issue to each holder of an outstanding Warrant a document evidencing the foregoing assumption of such Warrant by Parent.

               (g) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of Common Stock of the Merger Sub shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

               (h) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization or other like change with respect to Company Capital Stock occurring after the date hereof and prior to the Effective Time.

               (i) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive, without any interest, from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Parent Common Stock for the five (5) consecutive trading days ending on the trading day immediately prior to the Closing Date, as reported on the Nasdaq National Market.

               (j) Definitions.

                      (i) Series B Preference Shares. The "Series B Preference Shares" shall mean the quotient obtained by dividing (x) the product of $3.563 multiplied by the Aggregate Series B Number (as defined below), by (y) the Parent Closing Average Price Per Share (as defined below).

                      (ii) Aggregate Common Number. The "Aggregate Common Number" shall mean the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

                      (iii) Aggregate Series A Number. The "Aggregate Series A Number" shall mean the aggregate number of shares of Company Common Stock issuable upon conversion of all of the Company Series A Preferred Stock outstanding immediately prior to the Effective Time (including all shares of Company Series A Preferred Stock issued or issuable upon exercise of the Series A Preferred Warrants).

                      (iv) Aggregate Series B Number. The "Aggregate Series B Number" shall mean the aggregate number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time (including all shares of Company Series B Preferred Stock issued or issuable upon exercise of the Series B Preferred Warrants).

                      (v) Aggregate Option Number. The "Aggregate Option Number" shall mean the aggregate number of shares of Company Common Stock issuable upon the exercise of all outstanding Company options, warrants and other rights to acquire shares of Company Common Stock (excluding Common Stock issuable upon conversion of the Company Series A Preferred Stock and/or Company Series B Preferred Stock issuable upon the exercise of the Series A Warrants or the Series B Warrants) immediately prior to the Effective Time.

                      (vi) Parent Closing Average Price Per Share. The "Parent Closing Average Price Per Share" shall mean the average of the closing prices per share of Parent Common Stock as quoted on the Nasdaq National Market (or such other exchange or quotation system on which Parent Common Stock is then traded or quoted) and reported in The Wall Street Journal for the ten (10) trading days immediately preceding (but not including) the Closing Date, provided, however, that notwithstanding the foregoing, the Parent Closing Average Price Per Share shall in no event be greater than one hundred ten percent (110%) nor less than ninety percent (90%) of the average of the closing prices per share of Parent Common Stock as quoted on the Nasdaq National Market (or such other exchange or quotation system on which Parent Common Stock is then traded or quoted) and reported in The Wall Street Journal for the ten (10) trading days immediately preceding (but not including) the date hereof.

                      (vii) Escrow Amount. The "Escrow Amount" shall be a number of shares of Parent Common Stock equal to the sum of (x) (i) 0.10 multiplied by
(ii) the sum of the Exchange Ratio multiplied by (iii) the sum of the Aggregate Common Number, the Aggregate Series A Number (excluding all shares of Series A Preferred Stock issuable upon exercise of Series A Warrants outstanding as of the Effective Time) and the Aggregate Series B Number, and (y) 0.10 multiplied by the number of Series B Preference Shares.

                      (viii) Exchange Ratio. The "Exchange Ratio" shall mean the quotient obtained by dividing (x) the difference between (A) the Total Parent Shares and (B) the Series B Preference Shares, by (y) the sum of (A) the Aggregate Common Number, (B) the Aggregate Series A Number, (C) the Aggregate Series B Number and (D) the Aggregate Option Number.

        1.7 Dissenting Shares.

               (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive Parent Common Stock pursuant to
Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

               (b) Notwithstanding the provisions of subsection(a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock and payment for any fractional share as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

               (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

        1.8 Surrender of Certificates.

               (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company with assets of not less than $500 million to act as exchange agent (the "Exchange Agent").

               (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock; provided that, on behalf of the holders of Company Capital Stock, Parent shall deposit into an escrow account a number of shares of Parent Common Stock equal to the Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise issuable pursuant to Section 1.6. The portion of the Escrow Amount contributed on behalf of each holder of Company Capital Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive under
Section 1.6 by virtue of ownership of outstanding shares of Company Capital
Stock.

               (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock and which shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock, less the number of shares of Parent Common Stock, if any, to be deposited in escrow on such holder's behalf pursuant to Article VII hereto, plus cash in lieu of fractional shares in accordance with Section 1.6, to which such holder is entitled pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VII) a certificate or certificates representing the number of shares of Parent Common Stock equal to the Escrow Amount, which certificate shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article VII. Until so surrendered, each outstanding Certificate that, prior to the

Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other that the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

               (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock.

               (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

               (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.9 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

        1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereto, such shares of Parent Common Stock and cash for fractional share, if any, as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        1.11 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests.

        1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

        1.13 Company Certificate; Release.

               (a) Certificate. At or prior to the Closing, the Company shall deliver to Parent a certificate signed on behalf of the Company by the chief executive office and chief financial officer of the Company (the "Company Certificate") identifying each of the holders of Company Capital Stock, Company Options and Warrants and the consideration that each such holder is entitled to receive pursuant to Section 1.6 above. Parent shall be entitled to rely without investigation on the information set forth in the Company Certificate in delivering the consideration set forth in the Company Certificate to the holders of Company Capital Stock, Company Options and Warrants. Notwithstanding anything to the contrary in this Agreement, Parent shall not be obligated to deliver any portion of the consideration set forth in Section 1.6 to the holders of Company Capital Stock, Company Options and Warrants unless and until the Company shall have delivered the Company Certificate to Parent.

               (b) Release. The Company, for itself, and each of its officers, directors, stockholders, partners, agents, administrators, representatives, affiliates, predecessors in interest, successors and assigns, hereby unconditionally and forever releases and discharges Parent, each of its subsidiaries (including the Surviving Corporation), and each of their respective officers, directors, stockholders, partners, agents, administrators, representatives, affiliates, predecessors in interest, successors and assigns (the "Released Parties") of and from any and all claims, causes of action, liabilities, obligations, costs and expenses of every kind and nature whatsoever, at law or in equity, whether contractual, common law, statutory, federal, state or otherwise, known or unknown, suspected or unsuspected, direct or derivative, which now exists or may exist at any time in the future based upon or relating in any manner to the allocation of the consideration pursuant to Section 1.6 or any dispute with respect to the interpretation of the manner in which such consideration is to be distributed. This release shall not apply to Parent's obligation to deliver the consideration set forth in Section 1.6 to the holders of Company Capital Stock, Company Options and Warrants in accordance with the information contained in the Company Certificate.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in the disclosure letter supplied by the Company to Parent (the "Company Schedules") and dated as of the date hereof, as follows:

        2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations, liabilities or prospects of the Company (hereinafter referred to as a "Material Adverse Effect"). The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent.

        2.2 Company Capital Structure.

               (a) The authorized capital stock of the Company consists of 20,000,000 shares of authorized Common Stock, of which 8,443,944 shares are issued and outstanding, 348,687 shares of authorized Series A Preferred Stock, of which -0- shares are issued and outstanding and 4,300,000 shares of authorized Series B Preferred Stock, of which 4,209,863 shares are issued and outstanding. The Company Capital Stock is held of record by the persons, with the addresses of record and in the amounts set forth on Schedule 2.2(a) along with the vesting schedule for such shares, if any. Except as set forth on
Schedule 2.2(a), all outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of

Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

               (b) The Company has reserved 2,750,000 shares of Common Stock for issuance to employees and consultants pursuant to the Option Plan, of which 1,618,489 shares are subject to outstanding, unexercised options, 1,111,405 shares remain available for future grant and 20,106 shares have been issued pursuant to the exercise of options issued under the Option Plan. The Company has reserved -0- shares of Common Stock for issuance upon exercise of outstanding Company Options granted outside the Option Plan and 447,695 shares of Common Stock for issuance upon exercise of the Warrants. Schedule 2.2(b) sets forth for each outstanding Company Option or Warrant the name of the holder of such option or Warrant, the domicile address of such holder, the number of shares of Common Stock subject to such option or Warrant, the exercise price of such option or Warrant and the vesting schedule for such option or Warrant, including the extent vested to date and whether the exercisability of such option or Warrant will be accelerated and become exercisable by reason of the transactions contemplated by this Agreement. Except as set forth on Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Options and Warrants have been or will be given, or shall have properly waived, any required notice prior to the Merger, and all such rights will be exercised or exchanged for substantially identical rights in Parent's securities at or prior to the Effective Time. As a result of the Merger, Parent will be the record and sole beneficial owner of all capital stock of the Company and rights to acquire or receive such capital stock.

        2.3 Subsidiaries. The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

        2.4 Authority. Subject only to the requisite approval of the Merger and this Agreement by the Company's stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of the Company's stockholders to duly approve the Merger and this Agreement is a majority of the outstanding shares of (a) Common Stock and Preferred Stock, voting together on an as-converted basis and (b) of each class of the Company's stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger and this Agreement by the Company's stockholders. The Company's Board of Directors has unanimously approved the

Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth on Schedule 2.4, subject only to the approval of the Merger and this Agreement by the Company's stockholders, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Certificate of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, country, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Merger Agreement with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

        2.5 Company Financial Statements. Schedule 2.5 sets forth the Company's balance sheet (the "Balance Sheet") and the related unaudited profit and loss statement as at and for the five-month period ended February 28, 1998 (collectively, the "Company Financials"). The Company Financials are correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other, except that the Company Financials may not contain all footnotes required by GAAP and are subject to normal year-end adjustments, which such adjustments will not be material in amount or significance. The Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which such adjustments will not be material in amount or significance.

        2.6 No Undisclosed Liabilities. Except as set forth in Schedule 2.6, other than the obligations of the Company under all executory contracts and agreements to which it is a party and liabilities incurred in the ordinary course of business since the date of the Balance

Sheet, the Company does not have any material liability, indebtedness, obligations, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, matured, or to its knowledge, contingent, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate, has not been reflected in the Balance Sheet. Except as set forth on Schedule 2.7, the accounts receivable balance, net of reserves, as recorded on the Balance Sheet is correct in all respects and all accounts receivable will be collected within twelve (12) months.

        2.7 No Changes. Except as set forth in Schedule 2.7, since the date of the Balance Sheet, there has not been, occurred or arisen any:

               (a) material transaction by the Company except in the ordinary course of business as conducted on the date of the Balance Sheet and consistent with past practices;

               (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

               (c) capital expenditure or commitment by the Company, either individually or in the aggregate, exceeding $100,000;

               (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not by covered by insurance);

               (e) claim of wrongful discharge or other claim of unlawful labor practice or action;

               (f) material revaluation by the Company of any of its assets;

               (g) declaration, setting aside of payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any Company Capital Stock;

               (h) material sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

               (i) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

               (j) loan by the Company to any person or entity, incurring by the Company of any indebtedness for borrowed money, guaranteeing by the Company or any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

               (k) material waiver or release of any right or claim of the Company, including any material write-off or other compromise of any account receivable of the Company;

               (l) commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

               (m) notice of any claim of ownership by a third party of Company Intellectual Property Rights (as defined in Section 2.11 below) or of infringement by the Company of any third party's intellectual property rights;

               (n) issuance or sale by the Company of any of its shares of Company Capital Stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

               (o) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Company Intellectual Property Rights to the Company;

               (p) to the Company's knowledge, any event or condition of any character that has or could be reasonably expected to have a Material Adverse Effect on the Company; or

               (q) agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (p).

        2.8 Tax and Other Returns and Reports.

               (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, exercise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) Tax Returns and Audits. Except as set forth in Schedule 2.8:

                      (i) The Company as of the Effective Time will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

                      (ii) The Company as of the Effective Time: (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                      (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                      (iv) No audit or other examination of any Return of the Company is currently in progress, nor has the Company been notified of any request for such an audit or other examination.

                      (v) The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has no knowledge of any basis of the assertion of any such liability attributable to the Company, its assets or operations.

                      (vi) The Company has provided to Parent copies of its three most recent federal and state income and state sales and use Tax Returns.

                      (vii) There are (and as of immediately following the Effective Date there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of the Company relating to or attributable to Taxes.

                      (viii) The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

                      (ix) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                      (x) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

                      (xi) The Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                      (xii) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

                      (xiii) The Company has not, and has not been at any time, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code.

                      (xiv) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

        2.9 Restrictions on Business Activities. Except as set forth in Schedule 2.9, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Except as set forth in Schedule 2.9, without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

        2.10 Title to Properties; Absence of Liens and Encumbrances.

               (a) The Company owns no real property, nor has it ever owned any real property. Schedule 2.10(a) sets forth a list of all real property currently, or at any time in the past, leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

               (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in the Company Financials or in Schedule 2.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

        2.11 Intellectual Property.

               (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications in both source code and object code form ("Software"), and tangible or intangible proprietary information or material that are used in the business of the Company as currently conducted or as proposed to be conducted by the Company (collectively, the "Company Intellectual Property Rights").

               (b) Schedule 2.11(a) sets forth a complete list of all patents, registered and material unregistered trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners (collectively, the "Patents and Trademarks").
Schedule 2.11(b) sets forth a complete list of Software, except for commercially available software licensed from third parties ("Third Party Software"). Except for Third Party Software, Schedule 2.11(c) sets forth a complete list of all licenses, sublicenses and other agreements (i) as to which the Company is a licensee or sublicensee ("Licenses-In") and (ii) to which any other person is authorized to use any Company Software, Patents and Trademarks or trade secrets ("License-Out") (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses")), and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty or other fees and the term thereof. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in material violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except for Third Party Software and as set forth in Schedule 2.11(a), 2.11(b) or 2.11(c), subject to the terms of the Licenses-In, the Licenses-Out and the End-User Licenses, the Company is the sole and exclusive owner of all, patents, trademarks (to the extent used in connection with computer programs or applications sold or licensed by the Company), trade names, service marks, copyrights (to the extent related to the computer software programs or applications sold or licensed by the

Company), and computer software programs or applications in both source code and object code form (excluding Third Party Software) that are used in the business of the Company as currently conducted or as proposed to be conducted by the Company (the "Exclusive Intellectual Property Rights"), with all right, title and interest in and to (free and clear of any liens or encumbrances), and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect to which the Exclusive Intellectual Property Rights are being used. Except as set forth in Schedule 2.11(a), 2.11(b) or 2.11(c), the Licenses-In, the Licenses-Out and the End-User Licenses, the Company is the owner, a licensee or otherwise has the right to use all Company Intellectual Property Rights, and has rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect to which the Company Intellectual Property Rights are being used.

               (c) No claims with respect to the Company Intellectual Property Rights have been asserted or are, to the Company's knowledge, threatened by any person, nor to the Company's knowledge are there any valid grounds for any bona fide claims, (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company infringes on any copyright, patent, trade mark, service mark, trade secret or other proprietary right, (ii) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted by the Company, or (iii) challenging the ownership by the Company, validity or effectiveness of any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. To the Company's knowledge, the Company has not infringed, and the business of the Company as currently conducted or as proposed to be conducted does not infringe, any copyright, patent, trademark, service mark, trade secret or other proprietary right of any third party. To Company's knowledge, there is not material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. No Company Intellectual Property Right or product of the Company or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restriction in any manner the licensing thereof by the Company. Each employee, consultant or contractor of the Company has executed a proprietary information and confidentiality agreement substantially in the Company's standard forms. Except as set forth on Schedule 2.11(c), all software included in the Company Intellectual Property Rights is original work of the Company and has been either created by employees of the Company on a work-for-hire basis or by consultants or contractors who have created such software themselves and have assigned all rights they may have had in such software to the Company.

        2.12 Agreements, Contracts and Commitments. Except as set forth on
Schedule 2.12(a), the Company does not have, is not a party to nor is it bound by:

                      (i) any collective bargaining agreements.

                      (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

                      (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

                      (iv) any employment or consulting agreement, contract or commitment (other than an oral offer of employment as an employee at will) with an employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to the Company.

                      (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                      (vi) any fidelity or surety bond or completion bond;

                      (vii) any lease of personal property having a value individually in excess of $100,000;

                      (viii) any agreement of indemnification or guaranty;

                      (ix) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

                      (x) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $100,000;

                      (xi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

                      (xii) any mortgages, indentures, loans or credit agreements, security agreements or other arrangements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof;

                      (xiii) any purchase order or contract for the purchase of raw materials involving $100,000 or more;

                      (xiv) any construction contracts;

                      (xv) any distribution, joint marketing or development agreement;

                      (xvi) any agreement pursuant to which the Company has granted or may grant in the future, to any party, a source-code license or option or other right to use or acquire source-code, or,

                      (xvii) any other agreement, contract or commitment that involves future obligations of or payments to the Company of $100,000 or more.

Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Schedule 2.12(b), the Company has not materially breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12(a) or Schedule 2.11(b) (any such agreement, contract or commitment, a "Contract"). Each Contract is in full force and effect and, except as otherwise disclosed in
Schedule 2.12(b), is not subject to any material default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

        2.13 Interested Party Transactions. Except as set forth on Schedule 2.13, no officer, director or stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Schedule 2.12(a) or Schedule 2.11(b); provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.13.

        2.14 Compliance with Laws. The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, except those pertaining to employment matters, as to which the Company represents that to the best of its knowledge it has complied therewith in all material respects.

        2.15 Litigation. Except as set forth in Schedule 2.15, there is no action, suit or proceeding of any nature pending or to its knowledge threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in Schedule 2.15, there is no investigation pending or to its knowledge threatened against the Company, its properties or any of its officers or directors by or before any governmental entity. Schedule 2.15 sets forth, with respect to any pending or to its knowledge threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claims or other remedy requested. No governmental entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

        2.16 Insurance. The Company maintains valid and enforceable insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, which are identified in Schedule 2.16, and there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

        2.17 Minute Books. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company.

        2.18 Environmental Matters.

               (a) Hazardous Material. The Company has not operated any underground storage tanks, and has no knowledge of the existence, at any time, of any underground storage tank (or related piping or pumps), at any property that the Company has at any time owned, operated, occupied or leased. The Company has not released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBS, asbestos, oil and petroleum products, urea-formaldehyde and all substances listed as a "hazardous substance," "hazardous waste," "hazardous material" or "toxic substance" or words of similar import, under any law, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Clean Air Act, as amended, or the regulations promulgated pursuant to said laws (a "Hazardous Material"). No Hazardous Materials are present as a result of the actions or omissions of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

               (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

               (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances, and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

               (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

        2.19 Brokers' and Finders' Fees: Third Party Expenses. Except as set forth on Schedule 2.19, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.19 sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.
Schedule 2.19 sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.4) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

        2.20 Employee Matters and Benefit Plans.

               (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.20(a)(i) below (which definition shall apply only to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                      (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c),
(m) or (o) of the Code and the regulations thereunder;

                      (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                      (iii) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability contingent or otherwise;

                      (iv) "Employee" shall mean any current, former, retired employee, officer, or director of the Company or any Affiliate;

                      (v) "Employee Agreement" shall refer to each management, employment, severance, consulting, relocation, repatriation, expiration, visas, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

                      (vi) "IRS" shall mean the Internal Revenue Service;

                      (vii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA; and

                      (viii) "Pension Plan" shall refer to each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

               (b) Schedule. Schedule 2.20(b) contains an accurate and complete list of each Employee Agreement. Except as expressly set forth on Company
Schedule 2.20(b), all liabilities under each Company Employee Plan or Employee Agreement have been properly and accurately reflected on the Balance Sheet to the extent required by GAAP. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

               (c) Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; and (viii) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

               (d) Employee Plan Compliance. Except as set forth on Schedule 2.20(d), (i) the Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all materials respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction," within the meaning of
Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are not inquiries or proceedings pending or, to the knowledge of the Company or any affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or
Section 4975 through 4980 of the Code.

               (e) Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

               (f) Multiemployer Plans. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

               (g) No Post-Employment Obligations. Except as set forth in
Schedule 2.20(g), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

               (h) Effect of Transaction.

                      (i) Except as set forth on Schedule 2.20(h)(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                      (ii) Except as set forth on Schedule 2.20(h)(ii), no payment or benefit of which will or may be made by the Company or Parent or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

               (i) Employment Matters. The Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

               (j) Labor. No work stoppage or labor strike against the Company is pending or threatened. Except as set forth in Schedule 2.20(j)), the Company is not involved in or threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a liability to the Company. Except as set forth in Schedule 2.20(j)), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

        2.21 Employees. To the best of the Company's knowledge, (i) no employees of the Company are in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others and (ii) no officer or key employee has given notice to the Company, nor is the Company otherwise aware, that any employee intends to terminate his or her employment with the Company.

        2.22 Pooling of Interest. To the Company's knowledge, based on consultation with its independent accountants, neither the Company nor any of its directors, officers or stockholders has taken any action which would interfere with Parent's ability to account for the Merger as a pooling of interests.

        2.23 Disclosure Documents. None of the information supplied or to be supplied by the Company for inclusion in and which is in fact included in (i) the combined proxy statement relating to the meetings of the Company's and Parent's stockholders to be held in connection with the Merger (the "Proxy Statement"), and (ii) the registration statement on Form S-4 or other appropriate registration form to be filed with the SEC by Parent in connection with the offer and issuance of Parent Common Stock in or as a result of the Merger (the "Registration Statement") including the Proxy Statement included therein, will, in the case of the Proxy Statement, at the time of mailing of the Proxy Statement to stockholders of the Company and/or Parent, contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement, at the time the Registration

Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion therein.

        2.24 Representation Complete. To the best of its knowledge, none of the representations or warranties made by the Company (as modified by the Company Schedules), nor any statement made in any schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of the Company in connection with soliciting their consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company and its stockholders as follows:

        3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on Parent and Merger Sub as a whole.

        3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement by Parent does not, and, as of the Effective time, the consummation of the transactions contemplated hereby will not result in a Conflict with (i) any provision of the Certificate of Incorporation or Bylaws of Parent or (ii) any mortgage, indenture, lease, contract, or other agreement or instrument to which Parent is a party, or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party (so as not to trigger any Conflict) is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Merger Agreement with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 3.2.

        3.3 Capital Structure.

               (a) The authorized stock of Parent consists of 75,000,000 shares of Common Stock, of which 13,693,151 shares were issued and outstanding as of February 28, 1998, and 10,000,000 shares of Preferred Stock, none of which is issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issues, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

               (b) The shares of Parent Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid and nonassessable.

        3.4 SEC Documents; Parent Financial Statements. Parent has furnished or made available to the Company true and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission (the "SEC") under the Exchange Act for all periods since July 29, 1997, all in the form so filed (all the foregoing being collectively referred to as the "SEC Documents"). As of the date hereof, Parent has filed with the SEC all reports, proxy statements and other information required to be filed by it under the Exchange Act. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, including where applicable the requirements under Item 601(10) of Regulation S-K to file certain contracts, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

        3.5 No Material Adverse Change. Since the date of the balance sheet included in the Parent's most recently filed report on Form 10-K, Parent has conducted its business in the ordinary course and except as otherwise disclosed in Parent's most recently filed report on Form 10-K, there has not occurred: (a) any material adverse change in the business, assets (including intangible assets), financial condition, results of operations, liabilities or prospects of the Parent; (b) any amendment or change in the Certificate of Incorporation or Bylaws of parent, or (c) any damage to, destruction or loss of any assets of the Parent (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Parent.

        3.6 Litigation. Except as set forth in Schedule 3.6, there is no action, suit or proceeding of any nature pending or threatened against Parent, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in Schedule 3.6, there is no investigation pending or to its knowledge threatened against Parent, its properties or any of its officers or directors by or before any governmental entity. Schedule 3.6 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claims or other remedy requested. No governmental entity has at any time challenged or questioned the legal right of Parent to manufacture, offer or sell any of its products in the present manner or style thereof.

        3.7 Intellectual Property.

        (a) Parent owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used in the business of Parent as currently conducted or as proposed to be conducted by Parent (the "Parent Intellectual Property Rights").

        (b) No claims with respect to the Parent Intellectual Property Rights have been asserted or are, to Parent's knowledge, threatened by any person, nor to Parent's knowledge are there any valid grounds for any bona fide claims, (i) to the effect that the manufacture, sale, licensing or use of any of the products of Parent infringes on any copyright, patent, trade mark, service mark, trade secret or other proprietary right, (ii) against the use by Parent of any trademarks, service marks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications used in Parent's business as currently conducted or as proposed to be conducted by Parent, or (iii) challenging the ownership by Parent, validity or effectiveness of any of the Parent Intellectual Property Rights. All registered trademarks, service marks and copyrights held by Parent are valid and subsisting. To Parent's knowledge, Parent has not infringed, and the business of Parent as currently conducted or as proposed to be conducted does not infringe, any copyright, patent, trademark, service mark, trade secret or other proprietary right of any third party. To Parent's knowledge, there is not material unauthorized use, infringement or misappropriation of any of Parent's Intellectual Property Rights by any third party, including any employee or former employee of Parent. No Parent Intellectual Property Right or product of Parent or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restriction in any manner the licensing thereof by Parent. Each employee, consultant or contractor of Parent has executed a proprietary information and confidentiality agreement substantially in Parent's standard forms. All software included in the Parent Intellectual Property Rights that is original work of the Company has been either created by employees of the Company on a work-for-hire basis or by consultants or contractors who have created such software themselves and have assigned all rights they may have had in such software to the Company.







                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving or adversely affecting the Company or its business. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent (which such consent shall not be unreasonably withheld by Parent):

               (a) Enter into any commitment, activity or transaction not in the ordinary course of business.

               (b) Transfer to any person or entity any rights to any Company Intellectual Property Rights (other than pursuant to End-User Licenses in the ordinary course of business).

               (c) Enter into or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

               (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedules;

               (e) Commence any litigation or any dispute resolution process;

               (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any of Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor);

               (g) Except for the issuance of shares of Company Capital Stock upon exercise or conversion of presently outstanding Company Options or Warrants, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

               (h) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

               (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

               (j) Sell, lease, license or otherwise dispose of any of its properties or assets except in the ordinary course of business and consistent with past practice;

               (k) Except as contemplated on Schedule 2.7(a), incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

               (l) Grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to standard written agreements outstanding on the date hereof (which such agreements are disclosed on Schedule 4.1(1));

               (m) Adopt or amend any employee benefit plan, program, policy or arrangement (other than changes made to the Company's health insurance plans made in the ordinary course of business consistent with past practices), or enter into any employment contract, extend any employment offer, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees;

               (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

               (o) Take any action, including the acceleration of vesting of any options, warrants, restricted stock or other rights to acquire shares of Company capital stock, which would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests or any other action that could jeopardize the tax-free reorganization hereunder;

               (p) Pay, discharge or satisfy, in an amount in excess of $10,000, in any one case, or $25,000, in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements or liabilities incurred in the ordinary course of business consistent with past practices after the date of the Company Financial Statements;

               (q) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

               (r) Enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

               (s) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

               (t) Waive or commit to waive any rights with a value in excess of $10,000, in any one case, or $25,000, in the aggregate;

               (u) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

               (v) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

               (w) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (v) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

        4.2 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, stockholders, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, (b) provide information with respect to it to any person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries by any person, other than by Parent. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. Except as contemplated by this Agreement, disclosure by the Company of the terms hereof (other than the prohibition of this section) shall be deemed to be a violation of this Section 4.2.


        4.3 Conduct of Business of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement, the Effective Time or June 15, 1998, except in connection with the transactions contemplated hereby, Parent shall not, without the prior written consent of the Company (which such consent shall not be unreasonably withheld by the Company), issue securities of Parent with an aggregate fair market value in excess of $30,000,000 (exclusive of the fair market value of (i) any securities issued upon the conversion or exercise of currently outstanding convertible or exercisable securities, (ii) shares of Parent Common Stock issued in the Merger,
(iii) warrants or options to acquire Parent Common Stock issued in the Merger,
(iv) the issuance or sale of Parent Common Stock (or options therefor) to employees, consultants and directors, directly or pursuant to a stock option plan or employee stock purchase plan).


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS


        5.1 Sale and Registration of Shares; Stockholder Matters.

               (a) Registration Statement on Form S-4; Stockholder Matters. As promptly as reasonably practicable after the execution of this Agreement, Parent and the Company shall prepare the Registration Statement pertaining to the offer and sale of shares of Parent Common Stock to be issued by virtue of the Merger. The Registration Statement shall include therein the Proxy Statement relating to the solicitation of the consent of the stockholders of Parent and the Company to the Merger. Parent shall file with the SEC the Registration Statement as soon as is reasonably practicable following preparation thereof. As promptly as reasonably practicable after the date of this Agreement, parent will file any other filings required under the Exchange Act, the Securities Act or any other Federal or Blue Sky laws related to the Merger and the transactions contemplated by this Agreement (collectively, the "Other Filings"). The Company shall provide to Parent and its counsel for inclusion in the Proxy Statement and Other Filings, in form and substance reasonably satisfactory to Parent and its counsel, such information concerning the Company, and its operations, capitalization, technology, share ownership and other material information as Parent or its counsel may reasonably request in connection with any action contemplated by this Section 5.1(a). Each of Parent and the Company shall use its commercially reasonable efforts to respond to any comments of the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to cause the Proxy Statement to be mailed to the Parent's stockholders and Company's stockholders at the earliest practicable time. Each party will notify the other parties hereto promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government official, on the other hand, with respect to the Registration Statement, the Proxy Statement or any Other Filing. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement, Registration Statement or any Other Filing, Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, such amendment or supplement.

               (b) Stockholder Questionnaire. The Company will use reasonable efforts to cause each stockholder of the Company to execute and deliver to Parent a Stockholder Questionnaire in the form attached hereto as Exhibit A (the "Stockholder Questionnaire").

               (c) Stockholders' Meeting; Proxy Material. The Company and Parent shall each cause a meeting of its respective stockholders to be duly called and held as soon as practicable following the mailing of the Proxy Statement for the purpose of voting on the approval of this Agreement and the Merger. The Board of Directors of each of the Company and Parent shall, subject to their fiduciary duties, unanimously recommend approval and adoption of this Agreement and the Merger by their respective stockholders. In connection with such meetings, each of the Company and Parent:

                      (i) will, together with Merger Sub, promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials for its respective meeting and will hold its respective meeting no later than 15 days after the effectiveness of the Registration Statement;

                      (ii) will, subject to its directors' fiduciary duties, use all reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby; and

                      (iii) will otherwise comply with all legal requirements applicable to its respective meeting.

               (d) Registration Rights. Parent shall use commercially reasonable efforts to amend its Amended and Restated Investors' Rights Agreement dated October 30, 1996, as amended (the "Investors' Rights Agreement"), to cause the recipients of Parent Common Stock set forth on Schedule 5.1(d) (the "Scheduled Shareholders") to be included as parties to the Investors' Rights Agreement; provided, however, that such parties shall not have the right to request the initiation of a registration under Section 1.2 or Section 1.12 of the Investors' Rights Agreement (but shall be entitled to request inclusion in such registrations pursuant to the terms of such sections). For the purposes of determining 33% pursuant to the terms of Section 1.2 of the Investor Rights Agreement only, the Scheduled Shareholders shall be excluded from the denominator of Registrable Securities.

               (e) Additional Assurances. At the request of Parent, the Company shall use its best efforts to cause the Company's stockholders to execute and deliver to Parent such instruments and do and perform such acts and things as may be necessary or desirable for complying with all applicable securities laws and state corporate law.

        5.2 Access to Information. Each party shall afford the others and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as the others may reasonably request, subject, in the case of Parent, to reasonable limits on access to its technical and other non-public information. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or, except as provided by
Section 6.3(n), the conditions of the parties to consummate the Merger.

        5.3 Confidentiality. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to Section 5.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which
(a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers or (f) which is disclosed in the course of any litigation between any of the parties hereto.

        5.4 Expenses. All fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses; provided, however, that at the Closing, Parent shall pay the Third Party Expenses of the Company (not to exceed $1,250,000.00).

        5.5 Public Disclosure. Unless otherwise required by law (including, without limitation, federal and state securities laws) or, as to Parent, by the rules and regulations of the Nasdaq Stock Market Inc., prior to the Effective Time, no public disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld.

        5.6 Consents. The Company shall use its best efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in Company Schedules) so as to preserve all rights of and benefits to the Company thereunder.

        5.7 FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.145-2(c)(3).

        5.8 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to ensure that its representations and warranties remain true and correct in all material respects, and to take promptly, or cause to be taken all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and
(ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

        5.10 Certain Benefit Plans. Subject to compliance with pooling-of-interest accounting treatment of the Merger, Parent shall take such reasonable actions as are necessary to allow eligible employees of the Company to participate in the benefit of the programs of Parent, or alternative benefits programs substantially comparable to those applicable to employees of Parent, as soon as practicable after the Effective Time.

        5.11 Pooling Accounting. The Company and Parent shall each use its reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. The Company shall use its reasonable efforts to cause its respective employees, directors, stockholders and affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

        5.12 Affiliate Agreements. Schedule 5.12 sets forth those persons who, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company has delivered or shall cause to be delivered to Parent, concurrently with the execution of this Agreement an executed Affiliate Agreement from each "Affiliate" in the form attached hereto as Exhibit B. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

        5.13 Voting Agreement. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement, from each person listed on Schedule 5.13(a), an executed Voting Agreement (the "Voting Agreements") in the form attached hereto as Exhibit C, agreeing, among other things, to vote in favor of the Merger. Parent shall deliver or cause to be delivered to Company, concurrently with the execution of this Agreement, from each person listed on Schedule 5.13(b), an executed Voting Agreement in the Form attached hereto as Exhibit D.

        5.14 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions and contemplated hereby.

        5.15 Registration Statement on Form S-8. Parent shall file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options promptly after the Effective Time.

        5.16 Company Auditors. The Company will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations, (ii) the review of the Company's audit work papers for up to the past three years, including the examination of selected interim financial statements and data, and (iii) the delivery of such representations from the Company's independent accountants as may be reasonably requested by Parent or its accountants in order for Parent's accountants to render the opinion called for by Section 6.3(l) hereof.

        5.17 Termination Fee. In the event that this Agreement is terminated pursuant to Section 8.1(b)(i) solely due to the failure of Parent to obtain the approval of its stockholders as provided in Section 6.1(a), then Parent shall, within five (5) business days after termination of this Agreement, pay the Company, by cashier's check or wire transfer, a termination fee of Two Million Dollars ($2,000,000) (the "Termination Fee") as liquidated damages.

        5.18 Nasdaq National Market Listing. Prior to Closing, Parent shall authorize for listing on the Nasdaq National Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

        6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

               (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company and Parent by the requisite vote under applicable law and the respective Certificates of Incorporation of the Company and Parent.

               (b) Government Approvals. All approvals of governments and governmental agencies necessary to consummate the transactions hereunder shall have been received.

               (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

               (d) Tax Opinions. Parent and the Company shall each have received substantially identical written opinions from their counsel, Brobeck Phleger & Harrison LLP and Paul, Hastings, Janosfsky & Walker LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

               (e) Registration Statement Effective. The SEC shall have declared the Registration effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

        6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company.

               (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a material adverse effect on Parent; and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

               (b) Agreements and Covenants. Parent and Merger Sub shall have performed or compiled in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

               (c) Third Party Consents. The Company shall have been furnished with evidence satisfactory to it that Parent has obtained the consents, approvals and waivers set forth in Schedule 6.2(c).

               (d) Legal Opinion. The Company shall have received a legal opinion from Brobeck Phleger & Harrison LLP, counsel to Parent, in substantially the form attached hereto as Exhibit E.

               (e) Material Adverse Change. Except as disclosed in Parent's Annual Report on Form 10-K for the period ended December 31, 1997, there shall not have occurred any material adverse change in the business, assets (including intangible assets), financial condition, results of operations, liabilities or prospects of the Parent since December 31, 1997, except for changes directly caused by changes in general economic conditions or changes which affect the Parent's industry as a whole.

               (f) Amendment to Investors' Rights Agreement. A majority of the current holders of Registrable Securities (as defined in the Investors' Rights Agreement) shall have executed the Amendment to the Amended and Restated Investors' Rights Agreement contemplated by Section 5.1(d).

        6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

               (a) Representation and Warranties. The representation and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Company or Parent; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer and chief executive financial officer of the Company.

               (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this

Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company.

               (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 6.3(c).

               (d) Legal Opinion. Parent shall have received a legal opinion from Paul, Hastings, Janosfsky & Walker LLP, legal counsel to the Company, in substantially the form attached hereto as Exhibit F.

               (e) Affiliate Agreements. Each of the parties identified by the Company as being an Affiliate of the Company shall have delivered to Parent an executed Affiliate Agreement which shall be in full force and effect.

               (f) Material Adverse Change. There shall not have occurred any material adverse change in the business, assets (including intangible assets), financial condition, results of operations, liabilities or prospects of the Company since February 28, 1997, except for changes directly caused by changes in general economic conditions or changes which affect the Company's industry as a whole, or losses of the Company's customers in cases where such customers certify that the primary reason for terminating business with the Company was not wanting to do business with Parent.

               (g) Dissenters' Rights. Holders of more than 5% of the outstanding shares of Company Capital Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

               (h) Opinion of Accountants. Parent shall have received a letter from KPMG Peat Marwick LLP regarding such firm's concurrence with Parent management's conclusion as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if consummated in accordance with this Agreement. In addition, the Company's accountants shall have provided a letter, satisfactory in form and substance to Parent, regarding the appropriateness of pooling of interests accounting for a transaction involving the Company.



                                   ARTICLE VII

                                     ESCROW

        7.1 Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and terminate at 5:00 p.m., California time, on the date which is the earlier of (i) one year following the Closing Date or (ii) the date of the filing with the SEC of the next audit opinion issued by the Company's auditors (the "Escrow Period"), provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that together with the aggregate amount remaining in the Escrow Fund is necessary in the reasonable judgment of Parent, subject to the objection of the Securityholder Agent (as defined below) and the subsequent arbitration of the matter in the manner provided in Section 7.2(f) hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period.


        7.2 Escrow Arrangements.

               (a) Escrow Fund. At the Effective Time, the Company's stockholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time) without any act of any stockholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any stockholder, will be deposited with an institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.2(g) below)) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and at Parent's cost and expense. The portion of the Escrow Amount contributed on behalf of each stockholder of the Company shall be in proportion to the aggregate Parent Common Stock which such holder would otherwise be entitled under Section 1.6(a). No portion of the Escrow Amount shall be contributed in respect of any Company Options or Warrants. The Escrow Fund shall be available to compensate Parent and its affiliates for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of the Company contained in Article II herein (as modified by the Company Schedules), or any failure by the Company to perform or comply with any covenant contained herein; provided, however, that the Escrow Fund shall only be available to compensate Parent, its officers, directors or affiliates to the extent that the aggregate amount of Losses is in excess of $500,000, in which event the full amount of the Escrow Fund shall be available to so compensate Parent, its officers, directors or affiliates for any Losses. Parent and the Company each acknowledge that such Losses, if any, would relate to the unresolved contingencies existing at the Effective Time, which, if resolved at the Effective Time would have led to a reduction in the aggregate Merger consideration. The Escrow Fund shall be the sole source of damages to Parent arising from any claim hereunder (other than for damages due to fraud or willful misrepresentation). Nothing herein shall limit the liability of the Company for any such breach of any representation, warranty or covenant if the Merger does not close.

               (b) Distribution Upon Termination of Escrow Period. Upon termination of the Escrow Period, the Parent shall cause to be delivered to the Escrow Agent a list of each timely filed claim of loss submitted by the Parent in accordance with the provisions of this Article VII which remains not fully resolved ("Unresolved Claims"), for which there shall be reserved out of the Escrow Fund an amount equal to the Losses claimed by the Parent, and the Escrow Agent shall deliver to the stockholders of the Company that portion of the Escrow Fund that is not required to satisfy the Unresolved Claims. Following the resolution of each Unresolved Claim, the Escrow Agent shall deliver to the stockholders of the Company the remaining portion of the Escrow Fund, if any, not used in the satisfaction of that claim. Deliveries of Escrow Amounts to the stockholders of the Company pursuant to this Section 7.2(b) shall be made in proportion to their respective original contributions to the Escrow Fund.

               (c) Protection of Escrow Fund.

                      (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

                      (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

                      (iii) Each stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such stockholder (and any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

               (d) Claims Upon Escrow Fund.

                      (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer Certificate"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related. The Escrow Agent shall, subject to the provisions of Section 7.2(d)(iii) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable after such Losses have been incurred in excess of $500,000, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses so incurred.

                      (ii) For purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to
Section 7.2(d)(i) hereof or to Securityholder Agent pursuant to either Section 7.2(b) or Section 7.2(e)(iv) hereof, the shares of Parent Common Stock shall be valued at the average of the closing prices of Parent's Common Stock on the principal securities exchange on which Parent's Common Stock is then traded or if not so traded, the National Market System of the National Association of Securities Dealers Automated Quotation system, in either case as reported in The Wall Street Journal for the five (5) consecutive trading days ending on the date that is one (1) trading day prior to the Closing Date. Parent and the Securityholder Agent shall certify such fair market value in a certificate signed by both Parent and the Securityholder Agent, and shall deliver such certificate to the Escrow Agent.

                      (iii) At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.2(d) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.2(d) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

               (e) Resolution of Conflicts; Arbitration.

                      (i) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock form the Escrow Fund in accordance with the terms thereof.

                      (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Parent and the Securityholder Agent shall agree on one arbitrator; provided that if Parent and Securityholder Agent cannot agree on one arbitrator, either Parent or Securityholder Agent can request that the Judicial Arbitration and Mediation Services ("JAMS") select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(d) hereof, the Escrow Agent shall be entitled to act in with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.

                      (iii) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Orange County, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 7.2(e), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non- Prevailing Party in the event that the arbitrator awards Parent less than the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, the stockholders of the Company as represented by the Securityholder Agent shall be deemed to be the Non- Prevailing Party. The NonPrevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative costs of the arbitration and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

                      (iv) In connection with any claims made by Corsair against the Escrow Amount, Securityholder Agent shall have the right, upon the delivery of invoices therefor to Parent and the Escrow Agent, to have delivered to Securityholder Agent out of the Escrow Fund a number of shares of Parent Common Stock not to exceed $250,000 in value in the aggregate for purposes of paying its expenses and costs thereof, including, but not limited to reasonable attorneys' fees and costs, fees of the arbitrator, administrative costs of arbitration and expenses of arbitration.

               (f) Securityholder Agent of the Stockholders; Power of Attorney.

                      (i) In the event that the Merger is approved, effective upon such vote, and without further act of any stockholder, a committee comprised of Ms. Arlene Harris, Mr. Mark Nielsen and Mr. Doug Kingsley shall be appointed as agent and attorney-in-fact (the "Securityholder Agent," and a majority vote of these three members of such committee shall be deemed to be the act of the Securityholder Agent) for each stockholder of the Company (except such stockholders, if any, as shall have perfected their appraisal or dissenters' rights under Delaware Law), for an one behalf of stockholders of the Company, to give and receive notices and communication, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with order of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such Securityholder Agent may be changed by the stockholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notice or communications to or from the Securityholder Agent shall constitute notice to or form each of the stockholders of the Company.

                      (ii) In performing any duties under the Agreement, the Securityholder Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Securityholder Agent. The Securityholder Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or
(B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Securityholder Agent shall in good faith believe to be genuine, nor will the Securityholder Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Securityholder Agent may consult with the legal counsel in connection with Securityholder Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Securityholder Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement. Each stockholder of the Company on whose behalf the Escrow Amount was contributed to the Escrow Fund shall, up to an amount equal to ten percent

(10%) of (total number of shares of Parent Common Stock allocated to such stockholder, including escrowed shares x the Parent Average Price Per Share), indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

               (g) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each every such stockholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

               (h) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Securityholder Agent of such claims, and the Securityholder Agent, as representative for the stockholders of the Company, shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that unless such settlement was made with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall be evidence of the validity or amount of Losses attributable to that claim against the Escrow Fund. In the event that the Securityholder Agent has consented to any such settlement, the Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

               (i) Escrow Agent's Duties.

                      (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instruction reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.


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
                      (ii) The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of law, notwithstanding any notices, warning or other communications form any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without justification.

                      (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                      (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                      (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                      (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                      (vii) The parties (excluding the Securityholder Agent) and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

                      (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

               (j) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

        8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

               (a) by mutual written consent of the Company and Parent;

               (b) by Parent or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific time) on September 30, 1998 (provided that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or
(iii) there shall be any statute, rule, regulation order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

               (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

               (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) such breach has not been cured within five (5) business days after written notice to the Company (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied;

               (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent or Merger Sub and (i) such breach has not been cured within five (5) business days after written notice to Parent (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied.

        When action is taken to terminate this Agreement pursuant to this
Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

        8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officer, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, that provisions of Sections 5.3 and 5.4 and Articles VIII and IX (other than Section 9.1) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

        8.3 Amendment. Except as is otherwise required by applicable law after the stockholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed in behalf of such party.



                                   ARTICLE IX

                               GENERAL PROVISIONS

        9.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger and shall (except as otherwise specifically provided herein) terminate at 5:00 p.m., California time, on the date which is the earlier of (i) one year following the Closing Date or (ii) the date of the filing with the SEC of the next audit opinion issued by the Company's auditors.

        9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgement of complete transmission) to the parties at the following addressed (or at such other address for a party as shall be specified by like notice):


               (a)    if to Parent or Merger Sub, to:

                      Corsair Communications, Inc.
                      3408 Hillview Avenue
                      Palo Alto, California 94304

                      Attention: Chief Financial Officer
                      Telephone No: (650) 842-3281
                      Facsimile No: (650) 493-1426

                      with a copy to:

                      Brobeck, Phleger & Harrison LLP
                      550 West C Street, Suite 1300
                      San Diego, California 92101-3532

                      Attention: John A. Denniston, Esq.
                      Telephone No.: (619) 234-1966
                      Facsimile No.: (619) 234-3848

               (b)    if to the Company, to:

                      Subscriber Computing, Inc.
                      18881 Von Karman Avenue, Suite 450
                      Irvine, California 92612

                      Attention: General Counsel
                      Telephone No: (714) 221-8462
                      Facsimile No: (714) 260-1515

                      with a copy to:

                      Paul, Hastings, Janofsky & Walker LLP
                      695 Town Center Drive
                      17th Floor
                      Costa Mesa, California 92626

                      Attention: William J. Simpson, Esq.
                      Telephone: (714) 668-6205
                      Facsimile: (619) 979-1921

               (c)    if to the Securityholder Agent:

                      Doug Kingsley
                      c/o Advent International

                      101 Federal Street, 5th Floor
                      Boston, Massachusetts  02110

                      Telephone: (617) 951-9412
                      Facsimile: (617) 951-0566

                      Arlene Harris
                      2704 Oceanfront
                      Del Mar, California 92014

                      Telephone: (619) 481-2700
                      Facsimile: (619) 481-2322

                      Mark Nielson
                      31621 Via Quixote
                      San Juan Capistrano, California 92675

                      Telephone: (714) 248-1421
                      Facsimile: (714) 833-2030

        9.3 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        9.5 Entire Agreement: Assignment. This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder except as otherwise contemplated in Article III where it is the parties intention to cause the Company's stockholders to become third party beneficiaries to Parent's and Merger Sub's representations and warranties; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

        9.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonable to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        9.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by any party of any one remedy will not preclude the exercise of any other remedy.

        9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

        9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        9.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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
        IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Securityholder Agent (but only as to Articles VII and IX for Securityholder Agent) and have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

CORSAIR COMMUNICATIONS, INC.             SUBSCRIBER COMPUTING, INC.


By:______________________________        By:__________________________________
Name:                                    Name:
Title:                                   Title:




SECURITYHOLDER AGENT:                    ANTEATER ACQUISITION CORP.



_________________________________        By:__________________________________
Arlene Harris                            Name:
                                         Title:


_________________________________
Mark Nielsen


_________________________________
Doug Kingsley

                                 SCHEDULE 5.1(d)

                             SCHEDULED SHAREHOLDERS

Advent Global GECC Limited Partnership
Global Private Equity II Limited Partnership
Digital Media & Communications Limited Partnership
Advent Partners Limited Partnership
Arlene Harris